EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2018 Results

OLD BRIDGE, NJ / May 11, 2018 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the first quarter ended March 31, 2018.

Although net sales decreased $610,000 or 10.2% to $5,363,000 for the first quarter of 2018 from $5,973,000 for the comparable period in 2017, the Company continued to generate operating income.  Overall, net loss for the three months ended March 31, 2018 was $(63,000) or $(0.01) per share, compared to $(256,000) or $(0.03) per share for the comparable period in 2017.

The decrease in net sales is primarily attributed to a decrease in sales of digital video headend products and analog video head products offset by an increase in sales of data products and contract manufactured products.  Sales of digital video headend products were $2,543,000 and $3,171,000, analog video headend products were $330,000 and $586,000, data products were $1,399,000 and $1,130,000 and contract manufactured products were $224,000 and $88,000 in the first three months of 2018 and 2017, respectively.

Commenting on the first quarter results, Chief Executive Officer Robert J. Pallé noted, "While we were disappointed by our year-over-year revenue performance which was down more than ten percent, through rigorous expense controls and an improvement in gross margin, we were able to show positive operating income and narrow the year-over-year loss from $256,000 in the first quarter of 2017 to $63,000 in the first quarter of 2018.  Looking ahead, first-quarter order input was softer than we would have liked, and as a consequence we remain concerned regarding revenues for the second and third quarters.  As previously reported, we anticipate revenues to return to 2017 levels as we move into the fourth quarter and anticipate that improvement to continue into 2019."

Conference Call Reminder

Details of the live teleconference:

Date: Friday, May 11, 2018
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R.L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2017 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Pallé
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended
	March 31,
	2018	2017

Net sales	$5,363	$5,973
Gross profit	2,223	2,401
Operating income	87	166
Net loss	$(63)	$(256)
Basic and diluted net loss per share	$(0.01)	$(0.03)
Basic weighted average shares outstanding	8,211	8,122
Diluted weighted average shares outstanding	8,211	8,122

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	March 31, 2018	December 31, 2017

Current assets	$9,219	$8,950
Property, plant and equipment, net	3,049	3,106
Total assets	15,235	15,174
Current liabilities	4,018	3,939
Long-term liabilities	3,783	3,822
Stockholders' equity	7,434	7,413

Total liabilities and stockholders' equity	$15,235	$15,174